Exhibit 5.5
Stikeman Elliott LLP                 Barristers & Solicitors
5300 Commerce Court West, 199 Bay Street, Toronto, Canada M5L 1B9
Tel: (416) 869-5500      Fax: (416) 947-0866      www.stikeman.com
Thursday December 14, 2006
Avago Technologies Finance Pte. Ltd.
1 Yishun Avenue 7
Singapore 768923

RE: Registration Statement Form F-4 Relating to $500,000,000 Aggregate Principal Amount of 10-1/8% Senior Notes due 2013, $250,000,000 Aggregate Principal Amount of Senior Floating Rate Notes due 2013 and $250,000,000 Aggregate Principal Amount of 11-7/8% Senior Subordinated Notes due 2015
Ladies and Gentlemen:
We have acted as special counsel to Avago Technologies Canada Corporation, a corporation incorporated under the Canada Business Corporations Act (the “Canadian Guarantor”), in connection with the issuance by Avago Technologies Finance Pte. Ltd., a Singapore private limited liability company (the “Company”), Avago Technologies U.S. Inc., a Delaware corporation (“Avago U.S.”), and Avago Technologies Wireless (U.S.A.) Manufacturing, Inc., a Delaware corporation (together with Avago U.S., the “Subsidiary Co-Issuers”), of $500,000,000 aggregate principal amount of 10-1/8% Senior Notes due 2013 (the “Fixed Rate Senior Notes”), $250,000,000 in aggregate principal amount of Senior Floating Rate Notes due 2013 (the “Floating Rate Senior Notes” and, together with the Fixed Rate Senior Notes, the “Senior Notes”) and $250,000,000 in aggregate principal amount of 11-7/8% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”), in connection with the guarantee of the Notes (the “Guarantee”) by the Canadian Guarantor, among others, set forth in an indenture for the Senior Notes, dated as of December 1, 2005, as supplemented on April 11, 2006 (as supplemented, the “Senior Note Indenture”), among the Company, the Subsidiary Co-Issuers, the Canadian Guarantor and the other Guarantors parties thereto and The Bank of New York, as trustee (the “Trustee”) and an indenture for the Senior Subordinated Notes, dated as of December 1, 2005, as supplemented on April 11, 2006 (as supplemented, the “Subordinated Note Indenture” and, together with the Senior Note Indenture, the “Indentures”), among the Company, the Subsidiary Guarantors, the Canadian Guarantor and the other Guarantors parties thereto and the Trustee, and pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”), as amended from time to time (the “Registration Statement”). All references to “$” in this opinion are to lawful currency of the United States of America.
The Notes and the Guarantees thereof, including that of the Canadian Guarantor set forth in the Indentures, will be issued in exchange for the Company and the Subsidiary Co-Issuers’ outstanding Senior Notes due 2013, Senior Floating Rate Notes due 2013 and 11-7/8% Senior Subordinated Notes due 2015 (collectively, the “Outstanding Notes”), and the guarantees
TORONTO
MONTREAL
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thereof, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as an exhibit to the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus contained therein, other than as set forth herein.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate and articles of incorporation of the Canadian Guarantor, (ii) the by-laws of the Canadian Guarantor, (iii) all resolutions of the Canadian Guarantor’s directors relating to the Indentures, (iv) the minute books of the Canadian Guarantor, and (v) a certificate of compliance for the Canadian Guarantor of recent date (the “Certificate of Compliance”) provided by Industry Canada. We have relied upon these documents, although not exclusively, for the purpose of providing our opinions, and we have made such other examinations and investigations of law as we have considered necessary or desirable as a basis for the opinions expressed herein.
In connection with the opinions hereinafter provided we have also reviewed conformed copies of each of the following documents:
(a) the Indentures;
(b) the Registration Statement; and
(c) the Registration Rights Agreement.
In examining all documents we have assumed that (i) all individuals had the requisite legal capacity; (ii) all signatures are genuine; (iii) all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial, conformed or other copies conform to the originals; (iv) all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; and (v) all facts set forth in the certificates supplied by the officers and directors of the Canadian Guarantor are complete, true and accurate.
In addition, in examining all documents we have also assumed that each of the Indentures has been duly authorized, executed and delivered by, and is enforceable in accordance with its terms against each party to each such Indenture, other than the Canadian Guarantor.
Our opinion below is expressed only with respect to the laws of the Province of Ontario and of the laws of Canada applicable in the Province of Ontario. Any reference to the “Province” means the Province of Ontario and any reference to the laws of the Province of Ontario includes the laws of Canada that apply in the Province.
We express no opinion with respect to the enforceability of any specific provisions of either of the Indentures, (including without limitation the specific provisions dealing with the Guarantees), each of which is governed by the laws of the State of New York.
Our opinion is expressed with respect to the laws of the Province in effect on the date of this opinion and we do not accept any responsibility to inform the addressees of any change in law subsequent to this date that does or may affect the opinions we express.

We have not undertaken and disclaim any obligation to advise you of any other change in any matter addressed in this opinion.
     We understand that the reliances, limitations and assumptions expressed in the preceding paragraphs are satisfactory to you.
     Based on the above, and subject to the qualifications below, we are of the opinion that:
1.	The Canadian Guarantor (a) is a corporation incorporated and existing under the laws of Canada, and (b) has the corporate authority and power to own or lease its properties and assets and carry on its business as now being conducted by it and to enter into and perform its obligations under each of the Indentures, including the Guarantees provided by it therein.
2.	The entering into and performance of its obligations by the Canadian Guarantor under each of the Indentures including the Guarantees provided by it therein, and the consummation of the transactions contemplated by them have been duly authorized by all necessary corporate action on the part of the Canadian Guarantor.
3.	Each of the Indentures has been duly executed and delivered by the Canadian Guarantor as a matter of corporate law in compliance with the laws of the Province and with the provisions of its certificate and articles of incorporation and its by-laws.
4.	The entering into and performance of its obligations by the Canadian Guarantor under each of the Indentures including the Guarantees provided by it therein, do not conflict with, constitute or result in a violation or breach of or a default under:

(a) its certificate and articles of incorporation or by-laws; or
(b) any law, rule or regulation having the force of law in the Province.
5.	No authorization, licence, waiver, consent or approval of, or filing, registration, qualification or recording with any governmental authority having jurisdiction in the Province is required in connection with the execution and delivery by the Canadian Guarantor of the Indentures, the consummation by the Canadian Guarantor of the transactions contemplated thereby or the performance by the Canadian Guarantor of its obligations under the Indentures, including the Guarantees provided by it therein.
6.	When the Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company and the Subsidiary Co-Issuers against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Notes exchanged therefor in accordance with the Indentures and in the manner contemplated by the Registration Statement and the Registration Rights Agreement, the Guarantees , as set forth in the Indentures, will be the legally valid and binding obligations of the Canadian Guarantor with respect to the Notes.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus contained therein under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Stikeman Elliot LLP